UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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March 30, 2004

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Certegy Inc. The meeting will be held on Thursday, May 13, 2004, at 11:00 a.m., local time, at the Four Seasons Hotel, 75 Fourteenth Street, Atlanta, Georgia.

At the annual meeting, shareholders will be asked to consider and vote upon the election of three Certegy directors. The attached proxy statement, with formal notice of the meeting on the first page, sets forth information about the nominees for directors and certain other matters. We urge you to review these materials carefully and to take this opportunity to participate in Certegy’s affairs by voting. We have also enclosed our 2003 annual report to shareholders, which among other things contains certain financial information for our company’s 2003 fiscal year.

Your vote is important. Regardless of whether you plan to attend the meeting in person, please complete the enclosed proxy card and return it promptly, or vote by using any other method described on your proxy card. If you attend the meeting, you may continue to have your shares voted as instructed in the proxy, or you may withdraw your proxy at the meeting and vote your shares in person.

We look forward to seeing you at the meeting.

Sincerely,

LEE A. KENNEDY

Chairman, President and Chief Executive Officer

CERTEGY INC.

11720 Amber Park Drive, Suite 600

Alpharetta, Georgia 30004

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 13, 2004

The 2004 annual meeting of shareholders of Certegy Inc. will be held on Thursday, May 13, 2004, at 11:00 a.m., local time, at the Four Seasons Hotel, Atlanta, Georgia. At the meeting, shareholders will vote upon the following proposals:

1.	Election of three Class III directors to serve until the 2007 annual meeting of shareholders.

2.	Any other matters as may properly come before the meeting and any adjournment or postponement of the meeting.

You may vote if you are a shareholder of record as of the close of business on March 15, 2004. Please mark, sign, date, and promptly return the enclosed proxy card in the postage-paid envelope, or vote using any other method that may be described on your proxy card. If you attend the meeting you may, if you wish, withdraw your proxy and vote in person. Any proxy may be revoked at any time prior to its exercise at the annual meeting.

By Order of the Board of Directors

WALTER M. KORCHUN

Secretary

March 30, 2004

March 30, 2004

CERTEGY INC.

11720 Amber Park Drive, Suite 600

Alpharetta, Georgia 30004

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Certegy Inc. for use at the 2004 annual meeting of shareholders to be held on Thursday, May 13, 2004, at 11:00 a.m., local time, at the Four Seasons Hotel, 75 Fourteenth Street, Atlanta, Georgia, and at any adjournments or postponements of the annual meeting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

At the annual meeting, shareholders will vote upon the election of three Class III directors to serve until the 2007 annual meeting of shareholders and any other matters that may properly come before the meeting.

Who is entitled to vote?

All shareholders of record of Certegy’s common stock (including shareholders through Certegy’s 401(k) plan) at the close of business on March 15, 2004, which is referred to as the record date, are entitled to receive notice of the annual meeting and to vote the shares of common stock held by them on the record date. Each outstanding share of common stock entitles its holder to cast one vote for each matter to be voted upon.

How do I vote?

If your shares of common stock are held by a broker, bank, or other nominee (i.e., in “street name”), you will receive instructions from your nominee, which you must follow in order to have your shares voted—the instructions may appear on the special proxy card provided to you by your nominee (also called a “voting instruction form”). Your nominee may offer you different methods of voting, such as by telephone or Internet.

If you hold your shares of common stock in your own name as a holder of record, you may vote in person at the annual meeting or instruct the proxy holders named in the enclosed proxy card how to vote your shares by marking, signing, dating, and returning the proxy card in the postage-paid envelope that we have provided to you.

Proxies that are executed, but do not contain any specific instructions, will be voted “FOR” the election of the nominees for directors specified in this proxy statement. The persons named in the proxy will have authority to vote in accordance with their own discretion on any other matters that properly come before the meeting.

Who can attend the meeting?

All shareholders of record of Certegy’s common stock at the close of business on the record date, or their designated proxies, and management’s guests, are authorized to attend the annual meeting.

If you plan to attend the annual meeting, please check the appropriate box on the enclosed proxy. If you hold your Certegy shares in “street name”—for instance, through a broker or through Certegy’s 401(k) plan trustee—you must request a proxy from your broker or other nominee holding your shares in record name on your behalf in order to attend the meeting and vote at that time (your broker may refer to it as a “legal” proxy).

What are the quorum and voting requirements to elect the nominees for director?

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of common stock entitled to vote is necessary to constitute a quorum for the transaction of business at the annual meeting. As of the record date, there were 64,052,899 shares of common stock outstanding.

For proposal 1, the election of directors, the nominees receiving the greatest number of votes at the annual meeting will be elected, even though such nominees may not receive a majority of the votes cast.

For any other business that may properly come before the annual meeting, the vote of a majority of the shares voted on the matter will constitute the act of the shareholders on that matter, unless the law, or our articles of incorporation or bylaws, require the vote of a greater number.

How are votes counted?

Each share of common stock is entitled to one vote on each matter submitted to the shareholders. For the election of directors, abstentions and “broker non-votes” will be counted only for purposes of establishing a quorum, but will not otherwise affect the outcome of the vote. Broker non-votes are proxies received from brokers or other nominees holding shares on behalf of their clients who have not received specific voting instructions from their clients with respect to non-routine matters. In counting the votes cast, only those cast “for” and “against” a matter are included, although you cannot vote “against” a nominee for director.

If you hold your shares of common stock in your own name as a holder of record, and you fail to vote your shares, either in person or by proxy, the votes represented by your shares will not affect the vote. If, however, your shares are held in “street name” and you fail to give instructions as to how you want your shares voted, the broker, bank or other nominee may vote the shares in their own discretion on certain routine matters, including the election of directors.

Will other matters be voted on at the annual meeting?

We are not aware of any other matters to be presented at the annual meeting other than those described in this proxy statement. If any other matters not described in the proxy statement are properly presented at the meeting, proxies will be voted in accordance with the discretion of the proxy holders.

Can I revoke my proxy?

You may revoke your proxy at any time before it has been exercised by:

•	Filing a written revocation with the Secretary of Certegy at the following address: 11720 Amber Park Drive, Suite 600, Alpharetta, Georgia 30004;

•	Filing a duly executed proxy bearing a later date; or

•	Appearing in person and voting by ballot at the annual meeting.

Any shareholder of record as of the record date attending the annual meeting may vote in person whether or not they previously have given a proxy, but the presence (without further action) of a shareholder at the annual meeting will not constitute revocation of a previously given proxy.

What other information should I review before voting?

Our 2003 annual report to shareholders, including financial statements for the fiscal year ended December 31, 2003, is being mailed to shareholders concurrently with this proxy statement. The annual report, however, is not part of the proxy solicitation material. A copy of our annual report on Form 10-K filed with the

Securities and Exchange Commission (the SEC), including the financial statements, may be obtained without charge by:

•	Writing to the Secretary of Certegy at the following address: 11720 Amber Park Drive, Suite 600, Alpharetta, Georgia 30004; or

•	Accessing Certegy’s website at www.certegy.com or the EDGAR database at the SEC’s website at www.sec.gov.

You may also obtain copies of our Form 10-K from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the SEC’s public reference rooms.

PROPOSAL 1:    ELECTION OF DIRECTORS

Introduction

The Board of Directors is responsible for directing the management of the company. Certegy’s Bylaws provide that the Board of Directors shall consist of not less than five nor more than fifteen directors, with the exact number being set from time to time by the Board. Currently, the Board’s size is set at eight, and it consists of seven members, who are divided into three classes. Certegy is searching for a suitable candidate to fill the vacancy. The Board has determined that all of its members, with the exception of Mr. Kennedy, our Chairman, President and Chief Executive Officer, are independent directors under the listing standards of the New York Stock Exchange.

Upon recommendation of the Governance Committee, the Board has nominated David K. Hunt, Phillip B. Lassiter and Kathy Brittain White for election as Class III directors, to serve for the three-year term expiring in 2007 and until their successors are duly elected and qualified. Messrs. Hunt and Lassiter and Ms. White currently are Class III directors, and their present terms expire at this year’s annual meeting.

All nominees have consented to serve as directors if elected, but, if any of these persons are unable to accept election, proxies will be voted for the election of another candidate recommended by the Board. Proxies cannot be voted for more than three nominees however.

Recommendation

The Board of Directors unanimously recommends a vote FOR all of the nominees.

Information Regarding Nominees and Other Directors

The following are brief biographies as of February 29, 2004, furnished by the respective individuals, for the nominees for election as directors at the annual meeting, and the incumbent directors who are not up for election at this annual meeting. Expiration terms of nominees for election at the annual meeting are given assuming the nominees are elected.

Nominees for Class III Directors – Term Expiring 2007

David K. Hunt has served as a director since June 2001. Mr. Hunt currently serves as Chairman and Chief Executive Officer of PlanSoft Corporation, an Internet-based business-to-business solutions provider in the meeting and convention industry, a position he has held since May 1999. From January 1997 to April 1999, he served as President, Chief Executive Officer, and a director of Global Payment Systems, a transaction processing service provider. Mr. Hunt served as President and Chief Executive Officer of AT&T Universal Card Services Corporation, a credit card issuer, from April 1993 to November 1996. He is 58 years old.

Phillip B. Lassiter has served as a director since September 2002. Mr. Lassiter is the Chairman of the Board of Ambac Financial Group, Inc., a financial guarantee insurance holding company, a position he has held since 1991. He also served as Ambac’s Chief Executive Officer from 1991 until his retirement in January 2004. Before then, Mr. Lassiter had spent 22 years at Citicorp, one of Citigroup’s predecessors and former owner of Ambac, including as its Group Executive, North America, where he oversaw Citicorp’s investment banking and insurance activity, including Ambac. From 1984 to 1990, he was Citicorp’s Group Executive for corporate and investment banking activities in Asia. Mr. Lassiter currently serves as a director of Diebold, Incorporated, a self-service systems and security systems company. He is 60 years old.

Kathy Brittain White has served as a director of Certegy since June 2001. In 2002, Ms. White established the Horizon Institute of Technology and serves as its President. The Institute is a non-profit organization that provides technology education and economic expansion in the Arkansas Delta. From 1999 until March 2003, Ms. White served as Executive Vice President—E-Business and Chief Information Officer of Cardinal Health, Inc., a health care products and services company. She served as Senior Vice President and Chief Information Officer of Allegiance Corporation, a provider of healthcare products and cost management services, from 1996 until that company’s merger with Cardinal Health in 1999. Prior to her executive positions, Ms. White was a professor at the University of North Carolina at Greensboro. Ms. White currently serves as a director of Mattel, Inc. and Novell, Inc. She is 54 years old.

Incumbent Class I Directors – Term Expiring 2005

Charles T. Doyle has served as a director of Certegy since June 2001. Mr. Doyle currently serves as Chairman of the Board of Texas First Bank, an independent community bank in Galveston County, Texas, since October 1972, and as Chairman and Chief Executive Officer of Texas Independent Bancshares, Inc., of Texas City, a provider of correspondent banking services to community banks since July 1979. He has also served as Chairman of the Board of Rust, Ewing, Watt & Haney, Inc., an independent general insurance agency and subsidiary of Texas Independent Bancshares, since September 2000. From January 1996 until December 1998, Mr. Doyle was on the Federal Advisory Council to the Board of Governors of the Federal Reserve, and from January 1985 to December 1991, he served as Director of the Federal Reserve Bank in Dallas, Texas. Mr. Doyle currently serves as a director of bank card associations VISA USA, Inc., and VISA International, Inc. He is 69 years old.

Keith W. Hughes has served as a director of Certegy since August 2002. Mr. Hughes is currently a self-employed consultant to domestic and international financial services institutions. He previously served as Vice Chairman of Citigroup Inc., a diversified global financial services holding company, from November 2000 to April 2001. Mr. Hughes was named to that position in 2000 when Citigroup acquired Associates First Capital Corporation, a leading finance company, where he had served as Chairman and Chief Executive Officer since February 1995. Mr. Hughes joined Associates in 1981 and held several other executive positions during his tenure there, including President from August 1991 to February 1995. He currently serves as an advisory director to Proudfoot Consulting, a management consulting firm, and a unit of Management Consulting Group PLC, and Majesco Software, Inc., an applications management software company and subsidiary of Mastek Ltd. Mr. Hughes currently serves as a Director of Carreker Inc., a consulting and technology firm to financial institutions, and as a Director of Texas Industries Inc., a major producer of cement, concrete and structural steel. He is 57 years old.

Incumbent Class II Directors – Term Expiring 2006

Richard N. Child has served as a director since June 2001. Mr. Child is the founder of Mattrix Group, LLC, a consultancy practice created to assist and support companies, principally in the financial services and payments industry, with business strategy and development. From November 1999 to May 2000, he served as Executive Vice President of ZonaFinanciera.com., a financial services portal. Mr. Child served as Executive Vice President for MasterCard International, a global bank card association, and as President of its Latin American division, from January 1996 to April 1999. He is 47 years old.

Lee A. Kennedy has served as our President, Chief Executive Officer and a director since March 2001, and as Chairman of the Board of Directors since February 2002. Mr. Kennedy served as President, Chief Operating Officer, and a director of Equifax Inc., a consumer and commercial credit information company, from June 1999 until June 2001, shortly after Certegy’s spin-off from Equifax. From June 1997 to June 1999, Mr. Kennedy served as Executive Vice President and Group Executive of Equifax. From July 1995 to July 1997 he served as President of Equifax Payment Services, a division of Equifax. He is 53 years old.

Committees of the Board of Directors

The membership of the various committees of the Board of Directors is as follows:

Director	Audit	Compensation	Governance

Child	X

Doyle	X

Hughes			Chair

Hunt	Chair		X

Lassiter		X

White		Chair

The Board of Directors met five times in 2003. Each director attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors (held during the period for which he or she has been a director) and (2) the total number of meetings of all committees of the Board of Directors on which the director served (during the periods that he or she served). The Board also believes that it should be sufficiently represented at Certegy’s annual meetings of shareholders. Last year, all of the Board’s members attended the annual meeting.

In addition to Board and committee meetings, Certegy’s non-management directors meet in executive sessions without management present. These meetings are chaired by Certegy’s Presiding Director, a position that rotates annually among the non-employee chairs of the Board’s committees. The Presiding Director is currently Mr. Hunt.

Audit Committee. The Audit Committee’s primary function, as set forth in its written charter attached to this proxy statement as Appendix I, is to assist the Board in overseeing (1) the integrity of Certegy’s financial reports and other financial information provided to the public, (2) Certegy’s systems of controls, (3) the company’s legal, regulatory, and ethical compliance, and (4) the auditing process. The Committee appoints and oversees the company’s independent accountants. The Audit Committee met ten times in 2003. The report of the Audit Committee is included in this proxy statement but is not part of the proxy solicitation material.

The Board has determined that Mr. Hunt, Chair of the Audit Committee, is an “audit committee financial expert” within the meaning of the federal securities laws.

Compensation Committee. The Compensation Committee conducts its duties pursuant to its written charter, which sets forth its responsibility for approving and monitoring executive compensation plans, policies, and programs, and advising management on succession planning and other significant human resources matters. As part of its responsibilities, the Committee reviews and sets salaries and establishes incentive compensation awards for our executive officers. In addition, the Committee is responsible for all significant employee benefit plan actions, including funding matters. The Compensation Committee met five times in 2003. The Compensation Committee Report on Executive Compensation appears in this proxy statement, but is not part of the proxy solicitation material.

Governance Committee. The Governance Committee’s written charter sets forth its responsibility for shaping Certegy’s corporate governance and assisting the Board with respect to (1) Board and committee organization, membership and function, and (2) oversight of the evaluation of the Board and management. The Governance Committee met three times in 2003. The Committee also met in February 2004 to consider and recommend to the Board the slate of director nominees up for election at this year’s annual meeting of shareholders.

Director Nominations

Nominations Process. The Governance Committee is responsible for annually recommending to the Board a slate of director nominees for the Board to consider recommending to the shareholders, and for recommending to the Board nominees for appointment to fill any Board vacancy. To fulfill these responsibilities, the Committee periodically assesses the collective requirements of the Board and makes recommendations to the Board regarding its size, composition and structure. In determining whether to nominate an incumbent director for reelection, the Governance Committee evaluates each incumbent director’s continued service in light of the current assessment of the Board’s collective requirements, taking into account factors such as evaluations of the incumbent’s performance.

When a need for a new director to fill a new Board seat or vacancy arises, the Committee proceeds by whatever means it deems appropriate to identify a qualified candidate or candidates, including by engaging director search firms. The Committee reviews the qualifications of each candidate. Final candidates are generally interviewed by one or more Committee members. The Committee makes a recommendation to the Board based on its review, the results of interviews with the candidate and all other available information. The Board makes the final decision on whether to invite the candidate to join the Board, which is extended through the Chair of the Governance Committee and the Chairman of the Board and Chief Executive Officer.

Director Qualifications. The Governance Committee reviews and develops criteria for the selection of qualified directors. At a minimum, directors should have high moral character and personal integrity, demonstrated accomplishment in his or her field, the ability to devote sufficient time to carry out the duties of a director, and be at least 21 years of age. In addition to these minimum qualifications, in evaluating candidates the Governance Committee may consider all information relevant in their business judgment to the decision of whether to nominate a particular candidate for a particular Board seat, taking into account the then-current composition of the Board. These factors may include whether the candidate is independent and able to represent the interests of Certegy and its shareholders as a whole; a candidate’s professional and educational background, reputation, industry knowledge and business experience, and the relevance of those characteristics to Certegy and the Board; the candidate’s ability to fulfill the responsibilities of a director and member of one or more of Certegy’s standing Board committees; whether the candidate will complement or contribute to the mix of talents, skills and other characteristics needed to maintain the Board’s effectiveness; the candidate’s other board and committee commitments; whether the candidate is financially literate or a financial expert; board diversity; and public disclosure and antitrust matters.

Shareholder Nominations. Nominations of individuals for election to the Board at any meeting of shareholders at which directors are to be elected may be made by any Certegy shareholder entitled to vote for the election of directors at that meeting by complying with the procedures set forth in Section 1.12 of Certegy’s Bylaws. Section 1.12 generally requires that shareholders submit nominations by written notice to the Corporate Secretary setting forth certain prescribed information about the nominee and the nominating shareholder. Section 1.12 also requires that the nomination notice be submitted a prescribed time in advance of the meeting. The deadline for submission of a nomination notice in connection with Certegy’s 2005 annual meeting of shareholders is November 30, 2004.

The Governance Committee will consider recommending to the Board that it include in the Board’s slate of director nominees for a shareholders’ meeting a nominee submitted to Certegy by a shareholder. In addition to complying with the procedures set forth in the Section 1.12 of the Bylaws, the nominating shareholder should expressly indicate in the nomination notice that such shareholder desires that the Governance Committee consider recommending inclusion of such shareholder’s nominee in the Board’s slate of nominees for the meeting. The nominating shareholder and shareholder’s nominee must comply with all requests for information and consent to Certegy obtaining other information in order for the Governance Committee and Board to evaluate such candidate.

The shareholder’s nominee should satisfy the minimum qualifications for director described above in the judgment of the Governance Committee. In evaluating shareholder nominees for possible inclusion in the Board’s slate of nominees, the Committee may consider all relevant information, including the factors described above, and additionally may consider the size of the nominating shareholder’s holdings in Certegy and the length of time such shareholder has owned such holdings; whether the nominee is independent of the nominating shareholder and able to represent the interests of Certegy and its shareholders as a whole; the interests and/or intentions of the nominating shareholder; and the availability and qualifications of other candidates.

Corporate Governance and Ethics Information

The Board’s Corporate Governance Policy, as well as the charters of the Audit, Compensation, and Governance Committees, can be viewed at http://www.certegy.com/AC_corpgovernance.html. Certegy has adopted a Code of Business Conduct and Ethics applicable to its directors, officers, and employees, also available at this website. Any amendment to or waiver of a provision of these codes of ethics that applies to any Certegy director or executive officer will also be disclosed there.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Director Compensation

Directors who are our salaried employees receive no additional compensation for services as a director or as a member of a committee of our Board. All non-employee directors receive an annual retainer of $20,000, plus $1,000 for each Board or committee meeting he or she attends. The chairperson of each standing committee of our Board receives an additional annual fee of $4,000, payable in quarterly installments. We also reimburse each non-employee director for all reasonable out-of-pocket expenses incurred in connection with attendance at Board and committee meetings.

Non-Employee Director Deferred Compensation Plan. We have adopted a deferred compensation plan for the benefit of our non-employee directors. Under this plan, a non-employee director may defer and be deemed to invest up to 100% of their director’s fees in either a stock fund representing our common stock or in an interest bearing account. Interest on deferred amounts deemed to be invested in the interest bearing account are credited monthly to our directors’ accounts at the prime rate on the first day of each month as reported in the Wall Street Journal. All deferred fees are held in our general funds and are paid in cash. In general, deferred amounts are not paid until after the director terminates service from our Board, at which time they will be paid either in a lump sum or in annual payments of not more than ten years, as determined by the director.

Non-Employee Director Stock Option Plan. We have also adopted a Non-Employee Director Stock Option Plan to encourage ownership of our common stock by our directors, which we believe gives them an increased incentive to devote their efforts to our success on behalf of shareholders. This plan also helps us to attract qualified directors. Each director who is not employed by us or any of our affiliates is eligible to participate. We have reserved 200,000 shares for issuance pursuant to this plan.

The non-employee director stock option plan is a “formula plan” under which grants are automatic. The plan provides that effective on the date a person first becomes a non-employee director, and annually thereafter on the day following each annual meeting of shareholders, non-employee directors receive an option for 2,000 shares of common stock. The plan also provides that: the exercise price shall be the fair market value on the date of grant; the options become fully exercisable one year after the grant date (or earlier, upon death, disability, retirement or a change of control); and a default expiration period of five years. The Board can administer and interpret the plan, and amend it at any time. The plan will terminate automatically on the second day following our 2010 annual meeting of shareholders, unless the Board terminates it earlier.

Non-employee directors also receive annually on the day following each annual meeting of shareholders options for 3,000 shares of common stock pursuant to the Certegy Inc. Stock Incentive Plan, described in the Compensation Committee Report on Executive Compensation below.

Executive Compensation

Summary Compensation Table. The following table sets forth in summary form the compensation paid during fiscal years 2003, 2002 and 2001 to our chief executive officer and the four other most highly compensated executive officers—referred to as the named executive officers.

Summary Compensation Table

Name	Fiscal Year	Annual Compensation			Long-Term Compensation					All Other Compensation
		Salary	Bonus	Other Annual Compensation	Awards				Payouts
					Restricted Stock Awards(1)			Securities Underlying Options	LTIP Payouts
Lee A. Kennedy Chairman, President and Chief Executive Officer	2003 2002 2001	$667,500 617,308 495,385	$279,015 — 263,384	$19,759 16,677 12,291	$	— 2,796,800 1,574,993		— 190,000 130,616	$1,200,000 — —	$8,901 424,484 330,965	(2)

Larry J. Towe Executive Vice President and Chief Operating Officer	2003 2002 2001	417,000 395,385 348,462	130,730 — 48,785	15,127 12,451 6,931		1,170,000 1,258,560 700,011	(3)	— 90,000 87,638	800,000 — —	63,383 271,461 35,440	(2)

Robert W. Bream(4) Senior Vice President and Group Executive—Card Services North America	2003	270,000	261,992	9,124		58,920		13,300	—	19,118	(2)

Michael T. Vollkommer Corporate Vice President and Chief Financial Officer	2003 2002 2001	321,900 306,154 255,385	87,460 — —	9,957 7,710 —		650,000 699,200 350,006	(5)	— 50,000 54,934	440,000 — —	5,682 100,542 108,843	(2)

Gerald A. Hines Senior Vice President—Global Business Development	2003 2002 2001	279,180 270,000 261,386	80,460 42,544 —	14,986 11,044 3,982		780,000 559,360 175,003	(6)	— 38,000 24,243	300,000 — —	7,640 287,800 21,105	(2)

(1)	Dividend income is paid on restricted stock at the same rate as paid to all shareholders. Value of restricted stock shown in table is as of the date of award. As of December 31, 2003, total restricted stock awards outstanding and related fair market values were as follows: Mr. Kennedy — 128,536 shares ($4,215,981); Mr. Towe — 102,572 shares ($3,364,362); Mr. Bream — 22,000 shares ($721,600); Mr. Vollkommer — 55,786 shares ($1,829,781); and Mr. Hines — 51,393 shares ($1,685,690).

(2)	Includes a 401(k) matching contribution in the maximum amount of $4,000 for each officer. With respect to Messrs. Towe and Bream, includes $55,607 and $14,359 in relocation expenses, respectively. Also includes the portion of premiums paid by Certegy pursuant to the Executive Life and Supplemental Retirement Benefit Plan attributable to term life insurance for the named executive officers in the following amounts: Mr. Kennedy — $4,901; Mr. Towe — $3,776; Mr. Bream — $1,644; Mr. Vollkommer — $1,682; and Mr. Hines — $3,776. The difference between the premiums reported for 2003 compared to prior years is because of amendments made to the Executive Life and Supplemental Retirement Benefit Plan in 2003.

(3)	Consists of 45,000 shares awarded for retention purposes on May 7, 2003 that vest on May 7, 2005.

(4)	Mr. Bream joined Certegy in September 2002 and became an executive officer in 2003.

(5)	Consists of 25,000 shares awarded for retention purposes on May 7, 2003 that vest on May 7, 2007.

(6)	Consists of 30,000 shares awarded for retention purposes on May 7, 2003 that vest on May 7, 2005.

Option Awards. A stock option allows an individual to purchase shares of common stock at a fixed price (the exercise price) during a specific period of time. In general, whether exercising stock options is profitable to an option holder depends on the relationship between the common stock market price and the option exercise price. At any given time, vested options can be “in the money” (the exercise price is less than the market price) or “out of the money” (the exercise price is greater than the market price), depending on the current market price of the stock.

None of the named executive officers received any option awards in 2003, other than Robert W. Bream, who joined Certegy in September 2002. The following table contains information with respect to stock options awarded to Mr. Bream during 2003.

Option Awards in Last Fiscal Year

Shares Underlying Options	Percent of Total Options Awarded to Employees in Fiscal Year	Exercise Price	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
				5%	10%
9,366(1)	1.6%	$24.54	2/7/2013	144,546	366,308
10,000(2)	1.7	24.87	3/24/2013	156,406	396,364
3,300(2)	0.5	29.46	6/16/2013	61,140	154,940

(1)	Awarded in 2003 as a result of Mr. Bream electing to receive all of his 2002 bonus in the form of stock options rather than cash. These options vested immediately upon grant.

(2)	These options vest in four equal annual installments beginning on the first anniversary of the date of grant.

Option Exercises and Year-End Option Values. The following table sets forth certain information with respect to stock option exercises by the named executive officers during fiscal 2003, and the number and value of stock options held by the named executive officers as of December 31, 2003.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise	Value Realized(1)	Number of Securities Underlying Unexercised Options at December 31, 2003		Value of Unexercised In-the-Money Options at December 31, 2003(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Lee A. Kennedy	8,000	$186,748	436,536	122,631	$3,662,974	$118,813
Larry J. Towe	4,208	210,956	304,309	63,421	2,711,444	79,210
Robert W. Bream	—	—	34,366	138,300	423,113	1,819,072
Michael T. Vollkommer	—	—	144,514	31,140	767,333	26,402
Gerald A. Hines	19,339	904,344	158,576	24,214	1,699,106	32,658

(1)	Represents aggregate excess of market value of the shares underlying the options exercised, as of the date of exercise, over the exercise price of the options.

(2)	Represents aggregate excess of market value of shares under options as of December 31, 2003 over the exercise price of the options.

Retirement Benefits

The Certegy Inc. Pension Plan is Certegy’s tax-qualified retirement plan available to all full-time U.S. employees. The pension plan provides benefits based on a participant’s length of service with Certegy and average earnings (comprised of a participant’s annual salary and bonus) up to a maximum of either 125% of salary or salary plus 75% of other earnings, whichever is greater. Pension plan benefits are computed by averaging the employee’s earnings for the highest paid thirty-six consecutive months of employment to arrive at final average earnings. However, federal laws place limitations on earnings amounts that may be included in calculating benefits under the pension plan. In 2004, only the first $205,000 in eligible earnings can be included in the calculation. The maximum benefit payable under the pension plan is $165,000 per year for 2004.

Effective November 5, 2003, Certegy implemented the Certegy Inc. Supplemental Executive Retirement Plan, or SERP, that covers designated executives of Certegy. The SERP provides the executive an annual benefit at normal retirement (age 60) equal to 50% of average earnings (comprised of a participant’s annual salary and bonus) multiplied by a fraction (not greater than 1) equal to the executive’s years of credited service divided by 30 years. SERP benefits are computed by averaging the executive’s earnings for the highest three calendar years in the ten calendar years preceding retirement to arrive at final average earnings. The benefit under the SERP is reduced by the benefit payable under the pension plan. Benefits under the SERP are payable as a life annuity, although the executive can elect an optional form of payment (including a lump sum). The following named executive officers participate in the SERP: Mr. Kennedy, Mr. Towe, and Mr. Vollkommer.

The following tables show the annual retirement benefits that would be payable at age 65 or later under the pension plan and at age 60 or later under the SERP (for those individuals eligible for the SERP) and various rates of final average earnings and years of service. The SERP benefits are reduced for pension plan benefits and are paid without regard to the limitations under Internal Revenue Code Sections 401(a) and 415. Neither pension plan nor SERP benefits are reduced for Social Security benefits.

Pension Plan Benefits

	Years of Service
Final Average Earnings	15	20	25	30	35
$ 205,000	$39,083	$52,110	$65,138	$78,165	$91,193
400,000	39,083	52,110	65,138	78,165	91,193
600,000	39,083	52,110	65,138	78,165	91,193
800,000	39,083	52,110	65,138	78,165	91,193
1,000,000	39,083	52,110	65,138	78,165	91,193

The credited years of service for each of the named executive officers as of December 31, 2003 for the pension plan were as follows: Mr. Kennedy — 22 years; Mr. Towe — 10 years; Mr. Bream — 1 year; Mr. Vollkommer — 4 years; and Mr. Hines — 6 years.

SERP Benefits

	Years of Service
Final Average Earnings	15	20	25	30	35
$ 205,000	$51,250	$68,333	$85,417	$102,500	$102,500
400,000	100,000	133,333	166,667	200,000	200,000
600,000	150,000	200,000	250,000	300,000	300,000
800,000	200,000	266,667	333,333	400,000	400,000
1,000,000	250,000	333,333	416,667	500,000	500,000
1,200,000	300,000	400,000	500,000	600,000	600,000
1,400,000	350,000	466,667	583,333	700,000	700,000
1,600,000	400,000	533,333	666,667	800,000	800,000

The credited years of service for each of the named executive officers as of December 31, 2003 for the SERP were as follows: Mr. Kennedy — 31 years; Mr. Towe — 13 years; and Mr. Vollkommer — 4 years.

Executive Life and Supplemental Retirement Benefit Plan. We have adopted for our executive officers and certain other management employees the Executive Life and Supplemental Retirement Benefit Plan, which is intended to maintain competitiveness of the company’s benefits. This plan is a split-dollar life insurance program, under which the participants receive life insurance coverage. The plan was amended in 2003 to eliminate the opportunity for deferred cash accumulation benefits under the life insurance policies for executive officers. In lieu of this, the Certegy Inc. Special Supplemental Executive Retirement Plan, or Special Plan, was established in 2003 to provide executive officers with a benefit opportunity comparable to the deferred cash accumulation benefit opportunity that would have been available had the split-dollar life insurance program not been amended. If any Special Plan benefits are ultimately payable, they will reduce an executive officer’s SERP benefits. For the named executive officers, no benefits have accrued yet under the Special Plan, and the portion of the policy premiums paid by the company attributable to term life insurance are included in the “Summary Compensation Table” under the heading “All Other Compensation.”

We have also established a rabbi trust in connection with the Executive Life and Supplemental Retirement Benefit Plan. If there is a change in control, we are required to fully fund the trust, and the trustee will make premium payments on the participants’ policies and pay any benefits accrued under the Special Plan if for any reason the company fails to fund the trust.

Change in Control Agreements

We have entered into change in control agreements with all of our five named executive officers. These agreements have five-year terms with automatic renewal provisions and become operative only upon a change in control of our company. A change in control is generally defined by the agreements to mean:

•	An accumulation by any person, entity, or group of 20% or more of the combined voting power of our voting stock;

•	A business combination resulting in our shareholders immediately prior to the combination owning less than two-thirds of the common stock and combined voting power of the new company;

•	A sale or disposition of all or substantially all of our assets; or

•	Approval by the shareholders of our complete liquidation or dissolution.

If any of these events happen and the executive’s employment terminates within six months prior to, or three years after, the date of the change in control, other than from death, disability, termination for cause, or voluntary termination other than for good reason, he will be entitled to a severance payment and other benefits described in the agreements. The severance payment will equal up to, in the case of our agreements with (1) Messrs. Kennedy, Towe and Vollkommer, three times, and (2) Messrs. Bream and Hines, two times, the sum of (a) that executive’s highest annual salary for the twelve months prior to the termination, and (b) the executive’s highest bonus (or target bonus) for the three years prior to termination or the partial year ending on the date of termination.

Benefits payable under these agreements and other compensation or benefit plans of ours are not reduced because of Section 280G of the Internal Revenue Code. Any payments the executive receives will be increased, if necessary, so that after taking into account all taxes, including any excise taxes under Section 4999 of the Code, they would incur as a result of those payments, the executive would receive the same after-tax amount they would have received had no such excise taxes been imposed.

Certegy’s Executive Life and Supplemental Retirement Benefit Plan also has change-in-control features described above under “Retirement Benefits.”

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee has served as an officer or an employee of our businesses during the previous fiscal year. No interlocking relationship exists between our Board of Directors, Compensation Committee or executive officers and the board of directors, compensation committee or executive officers of another company, nor has such relationship existed in the past.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Overall Philosophy and Administration

The goals of Certegy’s executive compensation program, as developed and administered by the Compensation Committee of the Board of Directors, include:

•	Offering market competitive total compensation opportunities to attract and retain talented executives;

•	Providing strong links between Certegy’s performance and total compensation earned — i.e., “paying for performance”;

•	Emphasizing Certegy’s long-term performance, thus enhancing shareholder value; and

•	Promoting and facilitating executive officer stock ownership.

The Committee intends that the company’s pay programs provide compensation commensurate with the level of financial performance achieved relative to industry performance and internal goals. A significant portion of compensation is directly linked to the returns generated for shareholders.

Certegy sets its financial performance and shareholder return objectives above the middle of the market when compared with comparably sized financial, technology and information services companies. The pay programs are designed to provide above median compensation levels when those goals are achieved.

The Committee, which is composed entirely of independent directors, establishes base salaries for the executive officers, including the named executive officers. The Committee also administers incentive compensation programs under both annual and long-term incentive plans. In fulfilling its responsibilities, the Committee regularly seeks input from independent compensation consultants chosen by the Committee, and periodically seeks input from appropriate Certegy executives.

Base Salaries

The Committee generally sets base salaries for its senior executives and other officers midway between the market median (50th percentile) and the market 75th percentile for comparably sized financial, technology and information services companies. Targeted salaries are determined based on a broader peer group than that shown in the stock performance graph appearing in this proxy statement, because the market for the executives that Certegy seeks to attract and retain is broader than its direct competitors.

In addition, the Committee may consider other factors when setting individual salary levels, which may result in salaries above or below the targeted range. These factors may include availability of talent, recruiting requirements of the particular situation, specific technical backgrounds, experience and demonstrated performance.

Base salary adjustments for executive officers generally are made annually and are dependent on such factors as the executive’s current responsibilities, experience and performance, competitive compensation practices at comparable companies, and the Committee’s assessment of the executive’s overall contribution to Certegy’s financial success. The salaries earned by the named executive officers in 2003, which appear in the “Summary Compensation Table” of this proxy statement, were increased from those earned in the prior year in accordance with the foregoing practices.

Incentive Compensation

Certegy’s incentive compensation programs comprise cash incentives under its annual and long-term incentive plans, and equity incentives under its stock incentive plan. In determining appropriate annual and long-

term incentive compensation levels for the executive officers, the Committee seeks to award incentives that, when combined with annual salary, put the total overall compensation for Certegy’s executives no higher than the market 75th percentile for comparably sized financial, technology and information services companies, commensurate with the company’s above market performance objectives. Generally, officers with greater responsibilities have a greater percentage of their total compensation “at risk”—that is, contingent on the achievement of company or business unit objectives—than executives with lesser responsibilities.

Annual Incentive Compensation. Annual incentives provide opportunities for Certegy executives to earn compensation based on the achievement of a combination of important corporate and divisional financial goals, such as earnings per share, operating income growth and revenue growth. The performance factors selected for any particular officer vary depending on the officer’s specific responsibilities within the company. For 2003, diluted earnings per share (or operating income in the case of divisional officers) and revenues comprised the substantial majority of the annual incentive opportunity for the executive officers, including the chief executive officer and the other named executive officers, with individual objectives determining the remainder. Target awards for 2003 as a percentage of base salary ranged from 40% to 100% for named executives (including 100% for the chief executive officer), and are based primarily on individual officer’s responsibility levels. For 2003, all of the named executive officers received a bonus, as performance objectives were met for the year.

Long-Term Incentive Compensation. The Committee administers the following long-term incentive compensation plans, both of which have been approved by Certegy’s shareholders:

•	The Certegy Inc. Stock Incentive Plan, which allows for the award of non-qualified and incentive stock options, and restricted stock.

•	The Certegy Inc. Key Management Long-Term Incentive Plan (LTIP), which provides for performance-based cash incentives for periods ranging from a portion of a year to multi-year periods.

Consistent with prevailing practices in the marketplace, the Committee currently intends to make a long-term incentive award for each fiscal year. The long-term incentive awards from the Stock Incentive Plan made during 2003 to Certegy executives included the following:

•	Restricted stock grants to all of the named executive officers, other than the Chief Executive Officer.

•	Option grants to Robert W. Bream, Certegy’s Senior Vice President and Group Executive—Card Services North America, who joined Certegy in September 2002.

The stock option and restricted stock grants made to Certegy’s key executives were designed to create a direct link between shareholder and executive interests by focusing executive attention on increasing shareholder value. In each case, the size of the awards made to individual officers was based on an evaluation of several factors, including the officer’s level of responsibility and the company’s overall compensation objectives. The amount and nature of prior equity incentive awards are generally considered in determining new Stock Incentive Plan awards for executive officers.

No awards were made pursuant to the LTIP in 2003, although payouts were made in 2003 pursuant to LTIP awards awarded in previous years.

Please see the “Summary Compensation Table” and “Option Awards in Last Fiscal Year” of this proxy statement for the Stock Incentive Plan awards and LTIP payouts made to the named executive officers in 2003.

Chief Executive Officer Compensation

Compensation decisions for Mr. Kennedy, as chief executive officer, are made under the same methodology as for other executives. Mr. Kennedy has a greater proportion of his compensation dependent on performance objectives than the other executives. Mr. Kennedy was paid a base salary of $667,500 for fiscal 2003. As with all other named executive officers, Mr. Kennedy was paid a bonus for 2003, as his performance objectives were met for the year.

Other Benefits

Certegy’s executive officers may also participate in the Certegy Inc. Pension Plan, which is a non-contributory, qualified defined benefit pension plan, and the Executive Life and Supplemental Retirement Benefit Plan, both of which are described in “Executive Compensation — Retirement Benefits.” As described in that section, in 2003, the Executive Life and Supplemental Retirement Benefit Plan was amended to eliminate deferred cash accumulation benefits for executive officers, and the Special Supplemental Executive Retirement Plan was adopted to provide a comparable replacement cash accumulation opportunity for executive officers. Effective November 5, 2003, Certegy implemented its Supplemental Executive Retirement Plan that provides additional retirement benefits to certain executives, also described in the “Retirement Benefits” section of this proxy statement. Benefits under this plan are reduced by benefits payable under the pension plan. Executives also participate, on a voluntary basis, in customary benefit programs generally available to employees, including Certegy’s 401(k) plan.

Effective in 2003, Certegy introduced a nonqualified deferred compensation plan for senior executives. This plan allows cash deferrals from base pay, annual incentive awards and long-term incentive awards into various “phantom” investment options. In addition, this plan allows for the deferral of stock option gains and vested restricted stock into a company phantom stock account. The deferrals are not actual investments, but rather unsecured general obligations of Certegy to issue cash upon payout in an amount that reflects gains on the notional investments, or in the case of deferrals of option gains and restricted stock, to issue shares of actual stock upon payout. The company does not match any deferral made by executives.

Compensation Deductibility Policy

An income tax deduction under federal law will generally be available for annual compensation in excess of $1 million paid to the chief executive officer and the named executive officers of a public corporation only if that compensation is “performance-based” and complies with certain other tax law requirements. Although the Committee’s general policy is to structure the major components of Certegy’s incentive compensation programs to satisfy the requirements of performance-based compensation and preserve the deductibility of compensation paid to executive officers on an ongoing basis, Certegy and the Committee believe that other compensation objectives, such as attracting, retaining and providing incentives to qualified managers, may supersede the goal of maintaining deductibility. Consequently, Certegy and the Committee retain the discretion to make compensation decisions without regard to deductibility when it is in the best interests of Certegy and its shareholders to do so.

By:   The Compensation Committee

Kathy Brittain White, Chairperson

Phillip B. Lassiter

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth aggregate information as of December 31, 2003 about all Certegy compensation plans, including individual compensation arrangements, under which our equity securities are authorized for issuance.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Shareholders (1)	4,473,771	$26.45	1,655,495
Equity Compensation Plans Not Approved by Shareholders (2)	34,000	$32.18	164,000

(1)	Includes only our Stock Incentive Plan, which was approved by Certegy’s shareholders in 2002.

(2)	Includes our Non-Employee Director Stock Option Plan, which is not required to be approved by Certegy’s public shareholders, and is described above under “Compensation of Directors and Executive Officers—Director Compensation.” As of December 31, 2003, there were no shares of “phantom” stock existing under the nonqualified Certegy Inc. Deferred Compensation Plan described above under “Compensation Committee Report on Executive Compensation—Other Benefits.” This plan allows for the deferral of stock option gains and vested restricted stock into a company phantom stock account, payable in shares of actual stock.

STOCK PERFORMANCE

The graph and table below compare the cumulative total return among investments in Certegy Inc., the S&P MidCap 400 Index©, and the S&P SuperCap Data Processing and Outsourced Services Index© (previously the S&P Supercap Data Processing Services Index). The graph and table assume that $100 was invested in Certegy stock on June 20, 2001, and each index on May 31, 2001, and that any dividends were reinvested. The total cumulative dollar returns shown on the graph and table represent the value that the investments would have had at the end of each calendar quarter through December 31, 2003.

	6/20/01	6/01	9/01	12/01	3/02	6/02	9/02	12/02	3/03	6/03	9/03	12/03
Certegy Inc.	$100.00	$117.15	$108.62	$143.18	$166.11	$155.27	$84.10	$102.72	$105.44	$116.11	$134.56	$137.87
S&P MidCap 400	100.00	99.60	83.10	98.04	104.64	94.90	79.20	83.82	80.10	94.22	100.43	113.67
S&P SuperCap Data Processing & Outsourced Servs.	100.00	100.15	87.38	110.09	111.60	89.10	60.00	70.45	63.84	74.96	75.39	82.58

© Copyright Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

PRINCIPAL AND MANAGEMENT SHAREHOLDERS

The following table sets forth information regarding beneficial ownership of our common stock by:

•	Each shareholder who is known by us to beneficially own 5% or more of the common stock;

•	Each of our directors;

•	Each of our executive officers named in the Summary Compensation Table; and

•	All of our executive officers and directors as a group.

Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares of common stock beneficially owned by that shareholder. The number of shares beneficially owned by each shareholder is determined under rules issued by the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days, through the exercise of any stock option or other right.

Beneficial Ownership Table(1)

Name		Common Stock Beneficially Owned	Percent of Shares Beneficially Owned
T. Rowe Price Associates, Inc. (2)		8,198,326	12.7%
General Electric Pension Trust (3) GE Asset Management Incorporated General Electric Company GE Frankona Ruckversicherungs AG	}	5,950,177	9.2
Kayne Anderson Rudnick Investment Management, LLC (4)		4,747,835	7.4
Ariel Capital Management, LLC (5)		4,607,762	7.2
Lee A. Kennedy (6)		716,790	1.1
Larry J. Towe (7)		458,201	*
Robert W. Bream (8)		56,366	*
Michael T. Vollkommer (9)		217,569	*
Gerald A. Hines (10)		241,291	*
Richard N. Child		7,130	*
Charles T. Doyle		7,146	*
Keith W. Hughes		6,000	*
David K. Hunt (11)		8,500	*
Phillip B. Lassiter		7,000	*
Kathy Brittain White		7,000	*
All directors and executive officers as a group, including those named above (19 persons)		2,472,475	3.7

*	Represents less than 1% of the outstanding shares of common stock.

(1)	Based on 64,341,869 shares of common stock outstanding as of February 29, 2004. The number of shares owned by any director or executive officer is given as of December 31, 2003 and, pursuant to SEC rules, includes shares subject to vested options or options vesting within 60 days.

(2)	As reported in a Schedule 13G filed with the SEC on February 4, 2004, T. Rowe Price Associates, Inc., a registered investment adviser, has sole voting power over 1,278,076 of the shares reported and sole dispositive power over all 8,198,326 shares. Their address is 100 E. Pratt Street, Baltimore, Maryland 21202.

(3)	As reported in a joint Schedule 13G filed with the SEC on February 12, 2004, GE Asset Management Incorporated (GEAM), a registered investment adviser, has sole voting and dispositive power over 4,575,363 Certegy shares owned by entities and accounts for which GEAM serves as Investment Adviser, and shared voting and dispositive power over 1,374,814 shares owned by GEPT and GEFR (as defined below). GEAM acts as Investment Manager for GEPT and GEFR. General Electric Pension Trust (GEPT) has shared voting and dispositive power with GEAM over 1,331,414 Certegy shares. GE Frankona Ruckversicherungs AG (GEFR) has shared voting and dispositive power with GEAM over 43,400 Certegy shares. General Electric Company (GE), the direct or indirect parent of GEAM and GEFR, disclaims beneficial ownership of all shares reported. All of the filers disclaim that they are members of a “group.” The address of GEPT and GEAM is 3003 Summer Street, Stamford, Connecticut 06905. GEFR’s address is Maria-Theresia-Strasse 35, D-81675 Munchen, Germany. GE’s address is 3135 Easton Turnpike, Fairfield, Connecticut 06431.

(4)	As reported in a Schedule 13G filed with the SEC on February 5, 2004, Kayne Anderson Rudnick Investment Management, LLC, a registered investment adviser, has sole voting and dispositive power over 4,747,835 Certegy shares. Their address is 1800 Avenue of the Stars, 2nd Floor, Los Angeles, California 90067.

(5)	As reported in a Schedule 13G filed with the SEC on March 10, 2004, Ariel Capital Management, LLC, a registered investment adviser, has sole voting power over 4,067,532 Certegy shares and sole dispositive power over 4,570,211 shares. Their address is 200 E. Randolph Drive, Suite 2900, Chicago, Illinois 60601.

(6)	Includes 35,638 shares owned through our 401(k) plan, 484,036 shares subject to options and 258 shares owned by his children.

(7)	Includes 6,794 shares owned through our 401(k) plan and 326,809 shares subject to options.

(8)	Includes 34,366 shares subject to options.

(9)	Includes 1,769 shares owned through our 401(k) plan, 157,014 shares subject to options, and 1,500 shares owned jointly with his wife.

(10)	Includes 339 shares owned through our 401(k) plan and 170,220 shares subject to options.

(11)	Includes 1,500 shares held by Mr. Hunt’s wife as to which he disclaims all beneficial ownership.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Certegy’s directors and executive officers, and persons who own more than 10% of Certegy’s Common Stock, to file with the Securities and Exchange Commission certain reports of beneficial ownership of the Common Stock. Based solely on company records and other information, Certegy believes that all applicable Section 16(a) reports were timely filed by its directors, officers, and more than 10% shareholders during the fiscal year ended December 31, 2003, with that exception that grants of options to purchase 5,000 shares made on May 9, 2003 to each of Certegy’s non-employee directors as of that date were inadvertently reported two to three days late.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in overseeing Certegy’s financial reporting process and internal controls. The Committee is composed of independent directors and operates under a written charter approved by the Board.

Management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls, and has represented to us that the 2003 consolidated financial statements were prepared in accordance with generally accepted accounting principles. Certegy’s independent accountants for 2003, Ernst & Young LLP, are responsible for performing an audit of Certegy’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and for expressing an opinion as to their conformity with generally accepted accounting principles. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Committee reviewed and discussed the audited financial statements with management and with Ernst & Young. We reviewed further with Ernst & Young the matters required to be discussed under Statement on Auditing Standards No. 61 (Communication with Audit Committees), including among other matters their judgments about the quality, not just the acceptability, of Certegy’s accounting principles; the reasonableness of management’s significant accounting estimates; and the clarity and completeness of the financial statements. The Committee also received from and discussed with Ernst & Young the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

The Committee also reviewed the overall scope and plans for their respective audits with Certegy’s internal auditors and Ernst & Young. We met with the internal auditors and Ernst & Young, with and without management present, to discuss the results of their examinations, their evaluations of Certegy’s internal controls and the overall quality of Certegy’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in Certegy’s Annual Report on Form 10-K for the year ended December 31, 2003.

By:	The Audit Committee

David K. Hunt, Chairperson

Richard N. Child

Charles T. Doyle

OTHER MATTERS

Independent Public Accountants

The Audit Committee of the Board of Directors appoints each year the firm that will serve as Certegy’s independent public accountants. The Audit Committee has appointed Ernst & Young LLP as the company’s independent accountants for 2004. The company expects a representative of Ernst & Young to be present at the annual meeting, to be able to make a statement if they desire to do so, and to be available to respond to appropriate questions. The following table sets forth the fees billed by Ernst & Young for services to Certegy in the last two fiscal years.

Fees Billed in Last Two Fiscal Years

	Year Ended December 31,
	2002	2003
Audit	$498,750	$648,559
Audit-Related (1)	143,430	149,781
Tax (2)	530,644	110,668
All Other	—	—

	$1,172,824	$909,008

(1)	Includes fees for accounting consultation, service auditor reviews, and subsidiary and employee benefit plan audits.

(2)	Includes fees for expatriate tax services, tax planning services, and tax advice.

Approval of Auditor Services. The Audit Committee is responsible for pre-approving all audit and permitted non-audit services provided to Certegy by its independent public accountants. To help fulfill this responsibility, the Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy. Under the policy, all auditor services must be pre-approved by the Audit Committee either (1) before the commencement of each service on a case-by-case basis—called “specific pre-approval”—or (2) by the description in sufficient detail in exhibits to the policy of particular services which the Audit Committee has generally approved, without the need for case-by-case consideration—called “general pre-approval.” Unless a particular service has received general pre-approval, it must receive the specific pre-approval of the Committee, or one of its members to whom the Committee has delegated specific pre-approval authority. The policy describes the audit and audit-related services which have received general pre-approval—these general pre-approvals allow the company to engage the independent accountants for the enumerated services for individual engagements of no greater than $25,000 in fees. No tax or other service has received general pre-approval. Any engagement of the independent accountants pursuant to a general pre-approval must be reported to the Audit Committee at its next regular meeting. The Audit Committee periodically reviews the services that have received general pre-approval and the associated fee ranges. The policy does not delegate the Audit Committee’s responsibility to pre-approve services performed by the independent public accountants to management.

Former Accountants. As recommended by Certegy’s Audit Committee, the Board of Directors on April 4, 2002 decided to no longer engage Arthur Andersen LLP as Certegy’s independent accountants and appointed Ernst & Young LLP to serve as Certegy’s independent accountants for its fiscal year ending December 31, 2002. During fiscal years 2000, 2001, and subsequently through April 4, 2002, there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure which disagreements, if not resolved to Andersen’s satisfaction, would have caused Andersen to make reference to the subject matter in connection with its reports on Certegy’s consolidated financial statements for those periods. None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred during fiscal years 2000, 2001, or subsequently through April 4, 2002. During fiscal years 2000, 2001, and subsequently through April 4, 2002, Certegy did not consult with Ernst & Young with respect to any of the matters or events set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Expenses of Solicitation

We are paying Morrow & Co., Inc. a fee of $7,000, plus expenses, to help with the solicitation of proxies for the annual meeting. We will also reimburse brokers, nominees, fiduciaries, and other custodians for their reasonable fees and expenses for sending solicitation materials to you and getting your voting instructions. In addition to this mailing, Certegy employees may solicit proxies in person, or by telephone, facsimile transmission, or electronically.

Shareholder Proposals

Any shareholder proposals submitted pursuant to Securities Exchange Act Rule 14a-8 and intended to be presented at the 2005 annual meeting must be received in writing at our principal executive offices on or before November 30, 2004 to be eligible for inclusion in the proxy statement and form of proxy to be distributed by the Board of Directors in connection with that meeting. Any shareholder proposals intended to be presented at the 2005 annual meeting other than pursuant to Rule 14a-8, and any shareholder nominations, must also be received in writing at our principal executive offices no later than November 30, 2004 together with all supporting documentation required by our bylaws. Proxies solicited by the Board of Directors will confer discretionary voting authority with respect to those proposals, subject to SEC rules governing the exercise of this authority.

Communicating With the Board

Certegy security holders and other interested parties may communicate with the Board, the Presiding Director, the non-management or independent directors as a group, or individual directors by writing to them in care of the Corporate Secretary, 11720 Amber Park Drive, Suite 600, Atlanta, Georgia 30004. Correspondence will be forwarded as directed by the writer. Certegy may first review, sort, and summarize such communications, and screen out solicitations for goods or services and similar inappropriate communications unrelated to Certegy or its business. All concerns related to audit or accounting matters will be referred to the Audit Committee.

General

The Board of Directors does not know of any other matters to be presented at the annual meeting. If any additional matters are properly presented, the persons named in the proxy will have discretion to vote in accordance with their own discretion on such matters.

BY ORDER OF THE BOARD OF DIRECTORS

WALTER M. KORCHUN

Secretary

Appendix I

AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS

CHARTER

I.    PURPOSE

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities for (1) the integrity of the Company’s financial reports and other financial information provided to any governmental body or the public; (2) the Company’s internal controls and procedures for financial reporting and disclosure controls and procedures; (3) legal and regulatory compliance and ethics; and (4) the auditing process, including the performance of the independent accountants and internal auditors and the independence and qualifications of the independent accountants. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Company’s policies, procedures and practices at all levels.

The Committee has the authority to access internal and external resources as the Committee may require, including the authority to retain independent legal, accounting and other advisors as it determines necessary or appropriate to carry out its duties. The Company shall provide for funding, as determined by the Committee, for payment of compensation to any advisors retained by the Committee.

II.    COMPOSITION

The Audit Committee will consist of three or more directors as determined and elected by the board. Each of these directors shall be independent as determined by the board in accordance with New York Stock Exchange listing standards and any independence standards or principles adopted by the board from time to time. All Committee members must be financially literate, and at least one Committee member must be an ‘audit committee financial expert’ within the meaning of the rules of the Securities & Exchange Commission and shall have any other qualifications required by New York Stock Exchange listing standards. Audit Committee members shall not simultaneously serve on the audit committees of more than two other public companies, unless the board determines that such simultaneous service would not impair the ability of such member to serve effectively on the Audit Committee.

III.    MEETINGS

The Committee will meet at least four times annually, or more frequently as circumstances dictate. To foster open communication, the Committee will meet with management, the officer of the Company with primary responsibility for the internal audit function and the independent accountants in separate sessions to discuss any matters that should be discussed privately. The Committee will report its activities and findings to the board on a regular basis.

The Board may appoint a Chair of the Committee. The Chair will preside, when present, at all meetings of the Committee. One-third of the members, but not less than two, will constitute a quorum. A majority of the members present at any meeting at which a quorum is present may act on behalf of the Committee. The Committee may meet by telephone or video conference and may take action by written consent.

IV.    RESPONSIBILITIES AND DUTIES

The Audit Committee, to the extent it deems necessary or appropriate, shall:

Documents/Reports Review

1. Review and update this Charter, at least annually or as conditions dictate.

2. Review the audited financial statements, the Management’s Discussion and Analysis section and other material financial content of the Company’s annual report to shareholders and annual report on Form 10-K with management and the independent accountants prior to publication of the annual report to shareholders and the filing of the Company’s Form 10-K.

3. Review the unaudited financial statements, the Management’s Discussion and Analysis section and other material financial content of each quarterly report on Form 10-Q with management and the independent accountants prior to filing the Form 10-Q. To the extent permissible under New York Stock Exchange listing standards, the Committee may delegate this review to the Chair or another member.

4. Review earnings press releases and financial information and earnings guidance provided to analysts and rating agencies prior to the release or dissemination of such information. In lieu of reviewing each such disclosure prior to release or dissemination, the Committee may discuss generally with management the types of information to be disclosed and the types of presentation to be made, and establish policies or guidelines for such disclosures. To the extent permissible under New York Stock Exchange listing standards, the Committee may delegate this review to the Chair or another member.

5. Review periodic internal reports to management prepared by the internal auditors or the independent accountants and management’s response along with the status of prior outstanding recommendations.

6. Review and approve on an annual basis the Report of the Audit Committee for inclusion in the Company’s annual proxy statement.

Independent Accountants and Internal Auditors

7. Appoint and oversee the activities of the independent accountants, who shall report directly to the Committee. The Committee shall have sole authority to determine the compensation to be paid to the independent accountants for any service. The Committee shall pre-approve all audit and permitted non-audit services provided to the Company by the independent accountants. The Committee may establish pre-approval policies and procedures to approve audit and permitted non-audit services, including by delegating authority to the Chair or another member, to the extent permitted by applicable law. The Committee shall be informed of any approvals granted pursuant to pre-approval policies and procedures at its next meeting following such approval.

8. Obtain and review at least annually a report by the independent accountants describing the independent accountants’ internal quality-control procedures; and any material issues raised by the most recent internal quality-control review, or peer review, of the independent accountants, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by such firm, and any steps taken to deal with any such issues.

9. Monitor the independence of the independent accountants, and oversee compliance with the prohibitions of applicable law on the provision by the independent accountants of particular non-audit services. The Committee shall obtain and review at least annually a formal written statement from the independent accountants (required under Independence Standards Board Standard No. 1) delineating all relationships between the independent accountants and the Company. The Committee shall actively engage in a dialogue with the independent accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent accountants and take appropriate action in response to the independent accountants’ statement to satisfy itself of the accountants’ independence.

10. Develop policies with respect to rendering of permitted non-audit services to the Company by the independent accountants, and consider whether the provision of permitted non-audit services by the independent accountants is compatible with maintaining their independence.

11. Develop the Company’s policies with respect to hiring employees or former employees of the independent accountants.

12. Review the performance of the independent accountants at least annually, and discharge and replace the independent accountants when circumstances warrant.

13. Review objectives, activities, organizational structure, qualifications, staffing and budget of the internal audit function.

14. Ratify the appointment, replacement, reassignment or dismissal of the officer of the Company with primary responsibility for the internal audit function.

Financial Reporting and Auditing

15. In consultation with the independent accountants and the internal auditors, review the integrity of the organization’s financial reporting processes, both internal and external.

16. Review with the independent accountants, the internal auditors and management the adequacy and effectiveness of the Company’s internal controls and procedures for financial reporting, disclosure controls and procedures and the fullness and accuracy of the Company’s financial statements. The Committee shall consider the quality of presentation of, among other matters, critical accounting policies, off-balance sheet transactions and financial measures presented on a basis other than in accordance with generally accepted accounting principles.

17. Consider the independent accountants’ judgments about the quality and appropriateness of the Company’s accounting principles and underlying estimates as applied in its financial statements.

18. In consultation with the independent accountants, management and the internal auditors, review any major changes or improvements to the Company’s financial and accounting principles and practices, internal controls and procedures for financial reporting and disclosure controls and procedures.

19. Establish regular and separate systems of reporting to the Committee by the independent accountants and the internal auditors regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to the appropriateness of any such judgments.

20. Discuss with management policies with respect to risk assessment and risk management, including the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

21. Discuss, either as a Committee or through its Chair (or designee), with the independent accountants, the internal auditors and management the results of the independent accountants’ review of the interim financial information prior to the Company filing its quarterly Form 10-Q with the SEC, to the extent required by generally accepted auditing standards.

22. Discuss with the independent accountants and management the scope, planning and staffing of the annual audit prior to the commencement of the audit.

23. Obtain and review at least annually within 90 days prior to the filing of the Company’s annual report on Form 10-K a report or report update from the independent accountants setting forth: all critical accounting policies and practices to be used in the financial statements; all alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with management, including the ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent accountants; and any other material communications between the independent accountants and management, such as any management letter or schedule of unadjusted differences.

24. After the annual audit, review with the independent accountants and the internal auditors the matters required under Statement of Auditing Standards Nos. 61 and 90, any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information, and any significant disagreements with management. The Committee shall also review any other significant problems or difficulties among the independent accountants, the internal auditors and management related to financial reporting.

25. Review and evaluate the Committee’s own performance at least annually.

Ethical and Legal Compliance

26. Oversee the development and maintenance of an appropriate ethics and compliance program, including a code or codes of ethics and business conduct, and periodically review the effectiveness of the Company’s program.

27. Review requests for and determine whether to grant or deny waivers of the Company’s code of ethics applicable to senior financial officers. The Committee shall also monitor the Company’s activities to enforce compliance with the code or codes or ethics and business conduct.

28. Review and approve all transactions to which the Company is a party and in which any Company director and executive officer has a direct or indirect material interest, apart from in their capacity as director or executive officer.

29. Establish procedures for the receipt, retention and treatment of complaints received regarding accounting, internal controls or audit matters; and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

30. Review legal, tax and regulatory matters that may have a material impact on the financial statements.

31. Perform any other activities or investigations consistent with this Charter, the Company’s Bylaws and governing law or as the Committee or the board determines necessary or appropriate.

☒	Please mark your votes as in the example.

CERTEGY INC. 11720 Amber Park Drive, Suite 600, Alpharetta, Georgia 30004 Proxy for the Annual Meeting of Shareholders – May 13, 2004 Solicited on behalf of the Board of Directors.

The undersigned appoints Lee A. Kennedy, David K. Hunt and Keith W. Hughes, or any of them, with full power of substitution to each, as proxies and authorizes them to vote, as specified on the reverse side, all shares of common stock that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Certegy Inc., to be held at the Four Seasons Hotel, 75 Fourteenth Street, Atlanta, Georgia on Thursday, May 13, 2004 at 11:00 a.m., local time, and at any adjournment or postponement of the meeting. The undersigned authorizes the proxies to vote, in their discretion, on any other matters as may properly come before the meeting.

Please date, sign and return this proxy promptly. The Board of Directors favors a vote FOR the election as directors of the persons named in proposal 1, and unless instructions to the contrary are indicated in the space provided on the reverse side, this proxy will be so voted.

If you plan to attend the meeting, please indicate in the space provided on the reverse side.

If you wish to vote FOR election as directors of the persons named in proposal 1, all you need do is sign and date this proxy card and return it in the self-addressed envelope provided.

The Board of Directors recommends a vote FOR election as directors of the persons named in proposal 1.

1.	Election of Directors

David K. Hunt (term expiring 2007)	Phillip B. Lassiter (term expiring 2007)	Kathy Brittain White (term expiring 2007)

☐ FOR all nominees for director listed above (except as marked to the contrary).	☐ WITHHOLD AUTHORITY to vote for all nominees listed above.	☐ WITHHOLD AUTHORITY to vote for an individual nominee(s). Write name(s) below.

IMPORTANT:    TO BE SIGNED AND DATED ON THE REVERSE SIDE

Please return this card in the self-addressed envelope provided.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LOWER RIGHT	MARK HERE IF YOU PLAN TO ATTEND THE MEETING
☐	☐

If you attend the meeting, you will be accompanied by                                                                                                           .

Shareholder                                                   Dated

Signature(s):                                                   Dated

Please sign exactly as name appears on this Proxy. Joint owners each should sign. When signing as attorney, executor, administrator, trustee or guardian, please give the full title. If signing in the name of a corporation or partnership, please sign full corporate or partnership name and indicate title of authorized signatory.

Address change: